MOSSY OAK® BRAND CAMO

ORIGINAL
X-date: 5-30-07

Renewal
LICENSE AGREEMENT
COPYRIGHT AND TRADEMARK

This is an agreement entered into effective May 30, 2005 by and between Haas Outdoors, Inc., P.O. Drawer 757, West Point, Mississippi 39773 (hereinafter "Haas") and **Innovative Designs Inc., d/b/a idi gear**, 124 Cherry Street, Pittsburgh, PA 15223 (hereinafter "Licensee"), in which the parties agree as follows:

ARTICLE I - BACKGROUND

1.1 Haas has created, developed and marketed and continues to create, develop and market camouflage patterns useful in a variety of fields, including fields relating to hunting, camping, military operations, sports, general apparel and novelty items.

1.2 Haas owns copyright, trademark and proprietary rights related to certain camouflage patterns and designs and intend to obtain further copyright, trademark and proprietary rights in future camouflage patterns it creates, develops and markets.

1.3 Haas is the sole owner and has authority to grant non-exclusive licenses under one or more of its copyright, trademark and proprietary rights.

1.4 Haas and Licensee wish to enter into a license agreement under which Licensee can manufacture, distribute and market certain products that include camouflage designs owned by Haas.

ARTICLE II - DEFINITIONS

2.1 **Licensed Patterns** shall mean those patterns identified on Schedule A.

2.2. **Licensed Trademarks** shall mean the trademarks identified on Schedule A.

2.3 **Licensed Products** shall mean a product which bears or otherwise includes a Licensed Pattern and is further restricted to mean only the following type of products: See Schedule A

2.4 **Licensed Field** shall mean the marketing of Licensed Products in the following channels of trade: Wholesale.

2.5 **Licensed Territory** shall mean the following geographical area: North America.

ARTICLE III - GRANT

3.1 Subject to the terms and conditions of this agreement, Haas hereby grants to Licensee and Licensee accepts a non-exclusive license in the Licensed Field and Licensed Territory to manufacture, or to have manufactured for it, and to sell the Licensed Products.

3.2 Subject to the terms and conditions of this agreement, Haas also hereby grants to Licensee and Licensee accepts a non-exclusive license in the Licensed Field and in the Licensed Territory to use the Licensed Trademarks in association with the marketing and sale of Licensed Products. Such use shall be limited to identifying that the Licensed Products contain a Licensed Pattern. Licensee is specifically prohibited from using any Licensed Trademark as a brand, or as an identification of a source of manufacture or distribution of the Licensed Products (e.g., MOSSY OAK® Widgets). Furthermore, Licensee is prohibited from using in whole or in part any Licensed Trademark, or any other trademark of Licensor, as a corporate name, trade name, web address, domain name, or portion thereof.

Haas Outdoors, Inc. • P.O. Box 757, 200 E. Main St. • West Point, MS 39773 • 662-494-8859 • FAX 662-494-8742

3.3 Licensee acknowledges and agrees that the above granted license is expressly and solely limited to the marketing and sale of Licensed Products in the Licensed Field and Licensed Territory and that any use of the Licensed Patterns or Licensed Trademarks on other products or in other field or territories would infringe upon Haas' rights.

3.4 Licensee further acknowledges and agrees that the license granted hereunder is non-exclusive and nothing herein shall prevent Haas from granting licenses to others.

3.5 Licensee further acknowledges and agrees that it has no right to sublicense others to use the Licensed Pattern or the Licensed Trademarks.

3.6 Licensee further acknowledges that all fabrics and/or any means of applying patterns to objects will be obtained only from authorized vendors.

ARTICLE IV - ROYALTY PAYMENTS

4.1 Licensee shall pay Haas a one time licensing fee of $0-Renewal. This fee shall be paid on the signing of this agreement.

4.2 Licensee shall pay to Haas for each Licensed Product sold by Licensee a running royalty of: Royalty included in the price of fabrics purchased from the licensed converter(s) identified in Schedule A.

4.3 Licensee periodically may be asked to furnish information related to the quantity of fabric purchased from the licensed converter(s) and the quantity of Licensed Products manufactured by Licensee. Licensee agrees to provide such data to Haas within ten days of such request.

ARTICLE V - TERM

5.1 The term of this agreement is for 2 year(s) from the effective date indicated above unless either or both parties notify the other of intent to terminate pursuant to Article 8.1. If Licensee desires to renew this Agreement, it must notify Haas in writing 30 days prior to expiration of the agreement. Haas agrees to negotiate in good faith the terms and conditions of any such renewal.

ARTICLE VI - QUALITY

6.1 Licensee covenants and agrees that the Licensed Products shall meet acceptable industry standards in the Licensed Field and shall be the same or equivalent quality of those goods currently marketed and sold to the general public by Licensee. In order that the standard of quality of goods licensed hereby are maintained, Haas may request, but not more often than twice in any quarter of any calendar year, samples of Licensed Products manufactured by and/or for Licensee pursuant to this agreement for Haas' inspection and reasonable approval. Should Haas deem the quality of the Licensed Products to fall below the above standard, then Haas shall so inform Licensee in writing of the applicable defect or defects. Should Licensee fail in a reasonable or timely manner, which prima facie shall be deemed thirty (30) days, to provide notice to Haas of the remedy of such defects, Haas shall have the right to cancel this agreement, provided, however, that if the defect is of such nature that it cannot be corrected or remedied within such thirty (30) day period, then this agreement shall not be canceled so long as Licensee diligently proceeds to cure or remedy said defect beyond said thirty (30) day period, which in no case shall be extended for a period to exceed ninety (90) days in total.

6.2 If Licensee uses the Licensed Trademark in association with the marketing and sale of Licensed Products, Licensee covenants and agrees that its use of the marks shall comply with industry standards, Haas' guidelines for use, and any applicable trademark law. All uses of the Licensed Trademarks are subject to the review and approval of Haas. Not more than twice in any calendar quarter, Haas may request, and Licensee shall provide, all marketing, packaging or labeling materials containing the Licensed Trademarks.

ARTICLE VII - MARKING

7.1 Licensee shall place on the Licensed Products in a manner prescribed by the copyright laws, a sufficient copyright notice. Unless otherwise indicated, such notice shall include the copyright notice ©, the year of publication, and an identification of Haas Outdoors as the owner. Haas shall have the right to designate to Licensee the particular copyright notice to be used on one or all Licensed Products. To the extent Haas does so designate that a particular copyright notice be used, then Licensee shall use that particular notice.

7.2 Licensee covenants and agrees that in all instances where Haas so desires, subject to the provisions above, Licensee will include on Licensed Products the Licensed Trademark associated with the Licensed Pattern and shall also include, when requested, an appropriate trademark notice such as "TM" or ®.

7.3 Licensee shall be required to obtain from Haas and affix to each Licensed Product manufactured, sold or distributed by Licensee, hang tags identifying the Licensed Product as authentic and an officially licensed product.

ARTICLE VIII - TERMINATION

8.1 After one hundred and eighty days either party may terminate this agreement by giving the other at least ninety (90) days notice in writing of the intention to so terminate.

8.2 This agreement may be terminated by either party for a material breach by the other party of the provisions, hereof. Such termination shall be effective thirty (30) days after written notice to the other party of the breach, unless the material breach is remedied within that time period.

8.3 Haas may terminate this agreement in the event that Licensee is delinquent in a royalty payment due thereunder, provided, however, that if such delinquency is remedied within thirty (30) days after Haas provides notice of such delinquency, the agreement shall not be terminated.

8.4 Haas may unilaterally and immediately terminate this agreement in the event that Licensee becomes insolvent, admits its inability to pay its obligations as they become due, makes an assignment for the benefits of creditors, files a voluntary petition in bankruptcy, or be adjudicated a bankrupt, or should a receiver or trustee be appointed to take possession of a substantial part of the assets of Licensee, or should a moratorium or interruption in the payment of bills by Licensee be ordered by a court or agency with competent jurisdiction.

8.5 In the event of termination of this agreement, Licensee shall have the right to complete all contracts for the sale of Licensed Products under which Licensee is obligated on the date of termination, provided Licensee pays royalties on such sales as required in Article 4.2 hereof and provided all such sales are completed within six (6) months after the date of termination.

8.6 Subject to the exceptions set forth in paragraph 8.5 above, upon termination of this agreement Licensee shall discontinue to manufacture or have manufactured Licensed Products and shall discontinue and not use in the future the Licensed Patterns and Licensed Trademarks.

8.7 Haas may terminate this agreement in the event that the total yardage of fabric purchased by Licensee incorporating a Licensed Pattern for any full year or the term of this Agreement shall be less than Two Thousand Five Hundred (2,500) yards.

8.8 The proposal for license between Haas and Licensee will be for 30 days from the date that the agreement is received by Licensee. If the contract is not executed within the 30-day limit it will be considered null and void unless both parties in writing agree to an extension.

ARTICLE IX INFRINGEMENT

9.1 Licensee agrees to notify Haas promptly of any known use of the Licensed Patterns and Licensed Trademarks by others not authorized by Haas. Notification of such infringement shall include all details known by Licensee that would enable or aid Haas to investigate such infringement.

9.2 Upon notification of such infringement, Haas shall at its own expense, take appropriate action as may be necessary to enforce its rights to eliminate the infringement. Licensee agrees to fully cooperate with Haas in the prosecution of any action against infringement.

ARTICLE X - PROPRIETARY INTEREST

10.1 It is agreed and understood by the parties that nothing in this agreement shall confer upon Licensee any proprietary interest in the Licensed Patterns, the Licensed Trademarks, or any other copyright, trademark and patent rights owned by Haas.

10.2 Licensee acknowledges and agrees that Haas is the owner of the Licensed Patterns and Licensed Trademarks and that Licensee will not contest the validity or enforceability of the Licensed Trademarks or Haas' copyrights in the Licensed Patterns.

10.3 Any use of the Licensed Trademarks by Licensee shall inure solely to the benefits of Haas.

ARTICLE XI INDEMNIFICATION AND INSURANCE

11.1 Licensee shall defend, indemnify, and hold harmless, Haas, its officers, employees and agents ("Indemnitees") from and against any losses and expenses, claims, suits, or other liability, resulting from injury to or death of any person or damage to property arising out of or in any way connected with the exercise of the license granted by this agreement.

11.2 Haas hereby represents and covenants that it has the right to grant the licensee made hereby and that to the best of its knowledge, information and belief, Licensee's manufacture, use, sale and publication of the Licensed Patterns on the Licensed Products will not violate the rights of any third party. Haas will indemnify and save Licensee harmless from any and all claims, damages, liabilities, costs and expenses for legal action brought by third parties successfully alleging rights of such third parties in and to the Licensed Patterns when used with the Licensed Products.

11.3 Licensee agrees that it will obtain and maintain, at its own expense, product liability and general liability insurance from a recognized insurance company which is reasonably acceptable to Haas providing adequate protection (at least in the amount of $1,000,000 for each occurrence and $2,000,000 in the aggregate) for the Indemnitees against any claims, suits, loss or damage arising out of any alleged defects in Licensed Products or any other act, omission or negligence of Licensee. As proof of such insurance, a fully paid certificate of insurance naming the Indemnities as additional insured parties and loss payees will be submitted to Haas by Licensee within thirty (30) days following the execution of this Agreement. Any proposed change in such insurance coverage shall be submitted to Haas for its prior written approval. Subsequent to any modification of insurance coverage, Licensee shall provide Haas with a copy of the then prevailing Certificate of Insurance. Such policy of insurance shall provide for at least thirty-days (30) written notice to Haas prior to modification or cancellation.

ARTICLE XII – COMMERCIALLY REASONABLE EFFORTS

12.1 Licensee shall use all commercially reasonable efforts to sell, to promote the sale of, to generate demand for and to maintain ample capacity to supply demand for Licensed Products in the Licensed Field and Licensed Territory.

ARTICLE XIII - MISCELLANEOUS

13.1 This agreement is personal to the parties and shall not be assigned by either party without the prior written consent of the other, except that it is assignable to the successor in interest to the entire business of any such party.

13.2 All notices required under this agreement shall be in writing and shall for all purposes deemed to be given and received if sent by certified or registered mail, postage prepaid, to the respective parties at the following addresses:

Haas Outdoors, Inc.
P.O. Drawer 757
West Point, MS 39773

Innovative Designs, Inc. d/b/a idi gear
124 Cherry Street
Pittsburgh, PA 15223

Either party may change its address herein by written notice to the other party.

13.3 A party's failure to perform hereunder shall not be a breach hereof if such failure is caused by conditions beyond its control, provided, however, that such a party shall notify the other party in writing thirty (30) days of commencement of such condition. Nevertheless, Haas may terminate this agreement on thirty (30) days advance written notice if any such failure to perform by Licensee continues for six (6) months.

13.4 This is the entire agreement between the parties and supersedes all previous agreements, understandings, representations or warranties between the parties relating to the subject matter hereof. No amendment, alteration or waiver of any provision of this agreement shall be effective unless in writing signed by authorized representatives of both parties.

13.5 If any provision of this agreement is determined to be invalid or unenforceable by a court of competent jurisdiction, it shall be deleted from the agreement, but the remaining provisions shall not be affected or impaired thereby.

13.6 This agreement shall be construed in accordance with the laws of the State of Mississippi. Any litigation arising out of this Agreement shall be brought solely within a court of competent jurisdiction in the State of Mississippi.

13.7 If either party institutes any suit or action to enforce its rights hereunder, the successful party in such suit or action shall be entitled to recover from the other whatever sum the court may award as reasonable attorneys' fees, court costs and out-of-pocket expenses directly related to such suit or action and appeals therefrom.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their authorized representatives.

Date: 5-10-05

Haas Outdoors, Inc.

By: ______________________
Sammie Knight, Executive Vice President
Licensing & Sales

Date: 5/10/05

Innovative Designs, Inc. d/b/a idi gear

By: ______________________
Joseph Riccelli
CEO & Chairman

Account Representative: Steve Hanks

SCHEDULE A

Innovative Designs, Inc. d/b/a idi gear

Licensed Product	Fabric/Material	Licensed Converter/Decorator	Distribution/Licensed Field	Manufacturer	Brand	Licensed Pattern & Trademark	Royalty Rate
H-001 Guide Shirt	WPB Laminated Poly-Micro Twill peached Quilted w/Eliotex	Schott; Mahco	Wholesale	idi/Vast Focus	idi gear	BU,SG,MOBC	In Fabric
H-002 Parka Jacket	WPB Laminted Brushed Tricot quilted w/ Eliotex	Schott; Mahco	Wholesale	idi/Vast Focus	idi gear	BU,SG,MOBC	In Fabric
H-003 Zip Pullover Jacket	WPB Laminated Poly-Micro Twill peached Quilted w/Eliotex	Schott; Mahco	Wholesale	idi/Vast Focus	idi gear	BU,SG,MOBC	In Fabric
H-004 Fleece Jacket	WPB PU Laminated 100% Polyester Fleece quilted w/Eliotex	Schott; Mahco	Wholesale	idi/Vast Focus	idi gear	BU,SG,MOBC	In Fabric
H-005 Pants	WPB Laminated 7oz Cotton Twill quilted w/Eliotex	Schott; Mahco	Wholesale	idi/Vast Focus	idi gear	BU,SG,MOBC	In Fabric
H-006/7 Bibs	WPB Laminated 7oz Cotton Twill quilted w/Eliotex	Schott; Mahco	Wholesale	idi/Vast Focus	idi gear	BU,SG,MOBC	In Fabric
H008 Shooting Jacket	WPB Laminated Fleece quilted w/Eliotex	Schott; Mahco	Wholesale	idi/Vast Focus	idi gear	BU,SG,MOBC	In Fabric
All-in-One *(one piece item that is a seat cushion w/pillow; thermal rain parka; sleeping bag; flotation raft; comforter and picnic blanket)*	Rip Stop Nylon quilted w/Eliotex	Schott	Wholesale	idi/Vast Focus	idi gear	BU,MOBC	In Fabric

Licensed Pattern	Pattern Registration No.	Code
Break Up®	VAU 542-518	BU
ShadowGrass®	VA 1-192-667	SG

Licensed Trademark	Trademark Registration No.	Code
Break Up®	2,109,659	BU
ShadowGrass™	2,079,001	SG
Mossy Oak® Brand Camo	2,227,642	MOBC

jah: 04-29-05

PLEASE NOTE: Your company is licensed to manufacture only the products set forth in this Schedule A. Any deviation from this Schedule A will be a breach of the agreement and your agreement will be subject to termination.

Reviewed by: ______